Sub-Item 77N:

The Money Market Fund and Institutional Money Market Fund are money market funds that seek to maintain a stable net asset value of $1.00 per share. The Funds use the amortized cost method of valuing portfolio securities pursuant to Rule 2a-7 under the Investment Company Act of 1940.

In an effort to mitigate the negative effect that market conditions may have on the price of certain notes ("Notes") in the Funds, Touchstone Advisors, Inc. and the Trust, on behalf of the Funds, obtained no-action assurance under Section 17(a), 17(d) and 12(d)(3) of the 1940 Act from the Securities and Exchange Commission to enter into a Capital Support Agreement for the Funds. The Advisor and the Trust entered into a Capital Support Agreement for the Funds as of September 26, 2008. The Capital Support Agreement for the Funds provides a maximum contribution of $6 million and $7 million for the Money Market Fund and Institutional Money Market Fund, respectively. The Agreement terminated on February 28, 2009 and March 31, 2009 for the Money Market Fund and Institutional Money Market Fund, respectively.

Pursuant to the Capital Support Agreement, the Advisor is obligated to provide a capital contribution to the Funds if losses are realized by the Funds as a result of any of the following occurrences: (i) any sale of the Notes by the Funds for cash in an amount, after deduction of any commissions or similar transaction costs, less than the amortized cost value of the Note sold as of the date of settlement; (ii) the receipt of final payment on the Notes in an amount less than the amortized cost value of the Notes as of the date such payment is received; (iii) the issuance of orders by a court having jurisdiction over the matter discharging the issuer of the Notes from liability for the Notes and providing for payments on those Notes in an amount less than the amortized cost value of the Notes as of the date such payment is received; or (iv) the receipt of any security or other instrument in exchange for, or as a replacement of, the Notes as a result of an exchange offer, debt restructuring, reorganization or similar transaction pursuant to which the Notes are exchanged for, or replaced with, new securities of the issuer or a third party and such new securities are or become "Eligible Securities," as defined in sub-paragraph (a)(10) of Rule 2a-7, and have a value that is less than the amortized cost of the Notes on the date the Funds receive the new securities. The amount of any capital contribution will be the amount necessary to maintain the Funds' market-based NAV per share at $0.995.

The Advisor does not have its own credit rating, but the Advisor's commitment under the Capital Support Agreement is guaranteed by one or more guaranties provided by The Western and Southern Life Insurance Company, an Ohio-domiciled life insurance company of which the Advisor is an indirect wholly-owned subsidiary (the "Guarantor"). If the Advisor fails to make a capital contribution to the Funds pursuant to the Capital Support Agreement, the Guarantor will make the payments pursuant to the relevant guaranty. These guaranties would be issued at the expense of the Advisor for the benefit of the Funds.

During the term of the Capital Support Agreement, the Guarantor's obligations are supported by a segregated account established by the Guarantor at a qualified custodian under section 17(f) of the 1940 Act. The segregated account has been established for the benefit of the Fund and consists of cash or cash equivalent securities equal to the maximum contribution amount under the Capital Support Agreement, as such amount may be reduced by any capital contributions previously made by the Advisor or the Guarantor. The assets of the segregated account is available to the supported Funds by means of a transfer initiated by the Funds without the requirement of further action or consent by the Advisor or the Guarantor. The Funds will make a withdrawal from the segregated account if the Advisor fails to make a capital contribution when due under the Capital Support Agreement.

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In addition, the fair value of the Agreement was $0 as of December 31, 2008.

The Funds are participating in the United States Department of Treasury's (the "Treasury") Temporary Guarantee Program for Money Market Funds (the "Program"), the initial term of which extends through December 18, 2008, and the second term with extends through April 30, 2009 (the "Extension Period"). In the event that a Fund's NAV should drop below $0.995 (the "Guarantee Event") and the Fund elects to liquidate, the Program provides coverage to shareholders of the Fund for amounts held in that Fund as of the close of business on September 19, 2008, subject to certain conditions and limitations. Participation in the Program does not guarantee a $1.00 net asset value upon redemption or liquidation of shares.

Any increase in the number of Fund shares held in an account after the close of business on September 19, 2008 are not guaranteed. If the number of Fund shares held in the account fluctuates during the period covered by the Program, shareholders are covered for the lesser of the number of Fund shares held as of the close of business on September 19, 2008, or the number of shares held in the Fund on the date of the Guarantee Event. If a Fund shareholder closes his or her Fund account, any future investment in the Fund through a new account is not guaranteed under the Program. If a shareholder of the Fund exchanges shares from one Fund to another Fund, the Program coverage does not carry over to the new Fund. Furthermore, the Program is limited to the total amount of coverage available under the Federal Exchange Stabilization Fund for all participants in the Program at the time of the Guarantee Event, currently estimated at $50 billion.

The cost of the Program is $1.00 multiplied by the sum of all covered shares in each Fund multiplied by 0.00022 (2.2 basis points) for the Extension Period. The cost to participate in the Program will be borne by the Funds without regard to any expense limitation currently in effect, as these costs constitute "extraordinary expenses not incurred in the ordinary course of the Fund's business," although generally only shareholder balances as of September 19, 2008 are covered by the Program. The Treasury may elect to extend the Program, while continuing to limit coverage under the Program to shareholders as of September 19, 2008. If that occurs, and if the Funds determine to participate in the extension of the Program, the cost to participate in the extension of the Program would continue to be borne by each Fund although generally only shareholder balances as of September 19, 2008 would be covered by the extension of the Program.